October 2023

Preliminary Terms No. 10,587

Registration Statement Nos. 333-250103; 333-250103-01

Dated October 16, 2023

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 30, 2030

SOFR CMS Curve and 10CMS Linked Range Accrual Notes

Fully and Unconditionally Guaranteed by Morgan Stanley

As further described below, we, Morgan Stanley Finance LLC (“MSFL”), will redeem the notes in accordance with the risk neutral valuation model determination noted herein. Any redemption payment will be at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.

Subject to the call feature, interest will accrue and be payable on the notes quarterly, in arrears, (i) from the original issue date to October 30, 2025: at a rate of 7.00% per annum and (ii) from October 30, 2025 to maturity: at a rate of 10.00% per annum for each calendar day that each of the following conditions are met: (a) the 30-Year U.S. Dollar SOFR ICE Swap Rate (“30CMS”) is greater than or equal to the 2-Year U.S. Dollar SOFR ICE Swap Rate (“2CMS”) and (b) the 10-Year U.S. Dollar SOFR ICE Swap Rate (“10CMS”) is greater than or equal to 0.00% and less than or equal to 5.00% (which we refer to as the 10CMS range). We refer to 30CMS minus 2CMS as the CMS reference index. Consequently, during the floating interest rate period, if, on any day, (i) the level of the CMS reference index is negative or (ii) the level of 10CMS is not within the 10CMS range, no interest will accrue for such day. These long-dated notes are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving little or no interest on the notes during the floating interest rate period with respect to any day on which either of the conditions listed above is not met.

Publication of each of 30CMS, 10CMS and 2CMS began on November 8, 2021 and each CMS reference rate therefore has a very limited history. For further discussion of risks related to the notes, including risks related to the CMS reference rates, see “Risk Factors” beginning on page 12.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC (“MSFL”)
Guarantor:	Morgan Stanley
Aggregate principal amount:	$ . May be increased prior to the original issue date but we are not required to do so.
Issue price:	$1,000 per note
Stated principal amount:	$1,000 per note
Pricing date:	October , 2023
Original issue date:	October 30, 2023 ( business days after the pricing date)
Maturity date:	October 30, 2030
Interest accrual date:	October 30, 2023
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any.
CMS reference rates:

30-Year U.S. Dollar SOFR ICE Swap Rate (“30CMS”), 10-Year U.S. Dollar SOFR ICE Swap Rate (“10CMS”) and 2-Year U.S. Dollar SOFR ICE Swap Rate (“2CMS”).

Please see “Additional Provisions—CMS Reference Rates” below. Please also see “Additional Provisions—Index Cessation,” which describes how a Benchmark Replacement will replace a CMS reference rate following an Index Cessation Effective Date with respect to such CMS reference rate, and “Risk Factors—Risks Relating to the CMS Reference Rates.”

CMS reference index:	30CMS minus 2CMS, expressed as a percentage
Interest rate:

From and including the original issue date to but excluding October 30, 2025: 7.00%

From and including October 30, 2025 to but excluding the maturity date or any earlier redemption date (the “floating interest rate period”):

For each interest payment period, a variable rate per annum equal to:

(x) 10.00% per annum times (y) N/ACT; where

“N” = the total number of calendar days in the applicable interest payment period on which:

(a)       the CMS reference index is greater than or equal to the CMS reference index strike; and

(b)       10CMS is within the 10CMS range

(each such day, an “accrual day”); and

“ACT” = the total number of calendar days in the applicable interest payment period.

Beginning October 30, 2025, it is possible that you could receive little or no interest on the notes. If, on any calendar day during the floating interest rate period, (i) the CMS reference index is less than the CMS reference index strike or (ii) 10CMS is not within the 10CMS range, interest will accrue at a rate of 0.00% per annum for that day.

CMS reference index strike:	0.00%
10CMS range:	Greater than or equal to 0.00% and less than or equal to 5.00%
Interest payment period:	Quarterly
Interest payment period end dates:	Unadjusted
Interest payment dates:	Each January 30, April 30, July 30, and October 30, beginning January 30, 2024; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”
Terms continued on the following page
Estimated value on the pricing date:	Approximately $915.00 per note, or within $65.00 of that estimate. See “The Notes” on page 3.
Commissions and issue price:	Price to public(1)	Agent’s commissions and fees(2)	Proceeds to us(3)
Per note	$1,000	$	$
Total	$	$	$
(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $ per note.

(2)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $ for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will not receive a sales commission with respect to such notes. See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of Proceeds and Hedging” on page 18.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Prospectus Supplement dated November 16, 2020	Prospectus dated November 16, 2020

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

MSFL and Morgan Stanley have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, MSFL, Morgan Stanley, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 30, 2030

SOFR CMS Curve and 10CMS Linked Range Accrual Notes

Terms continued from previous page:
CMS reference rates cutoff:	Floating interest rate period: For purposes of determining any CMS reference rate, the level of such CMS reference rate for any day from and including the fifth U.S. government securities business day prior to the related interest payment date for any interest payment period shall be the level of such CMS reference rate on such fifth U.S. government securities business day prior to such interest payment date.
Call feature:	Beginning on the initial redemption date, an early redemption, in whole but not in part, will occur on a redemption date if and only if the output of a risk neutral valuation model on the calendar day that is 13 calendar months prior to such redemption date, subject to adjustment as described below (the “determination date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the determination date and (ii) Morgan Stanley’s credit spreads as of the pricing date(s), indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. If any scheduled determination date falls on a day that is not a business day, it will be postponed to the following business day. Any redemption payment will be at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date. If we call the notes, we will give you notice at least 5 business days before the call date specified in the notice. No further payments will be made on the redeemed notes once they have been redeemed. See “The Notes.”
Redemption percentage at redemption date:	100% per note redeemed
Frequency of redemption dates:	Annual
Redemption dates:	Each October 30, beginning on the initial redemption date
Initial redemption date:	October 30, 2025
Day-count convention:	Actual/Actual
Specified currency:	U.S. dollars
No listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	61766YQK0 / US61766YQK00
Book-entry or certificated note:	Book-entry
Business day:	New York
Calculation agent:

Morgan Stanley Capital Services LLC.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All values used in the interest rate formula for the notes and all percentages resulting from any calculation of interest will be rounded to the nearest one hundred-thousandth of a percentage point, with .000005% rounded up to .00001%. All dollar amounts used in or resulting from such calculation on the notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive on each interest payment date and at maturity. The calculation agent is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Trustee:	The Bank of New York Mellon
October 2023	Page 2

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 30, 2030

SOFR CMS Curve and 10CMS Linked Range Accrual Notes

The Notes

The notes offered are debt securities of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. As further described below, interest will accrue and be payable on the notes quarterly, in arrears, (i) from the original issue date to October 30, 2025: at a rate of 7.00% per annum and (ii) from October 30, 2025 to maturity: at a rate of 10.00% per annum for each calendar day that each of the following conditions are met: (a) the 30-Year U.S. Dollar SOFR ICE Swap Rate (“30CMS”) is greater than or equal to the 2-Year U.S. Dollar SOFR ICE Swap Rate (“2CMS”) and (b) 10CMS is greater than or equal to 0.00% and less than or equal to 5.00% (which we refer to as the 10CMS range). Consequently, during the floating interest rate period, if, on any day, (i) the level of the CMS reference index is negative or (ii) the level of 10CMS is not within the 10CMS range, no interest will accrue for such day. These long-dated notes are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving little or no interest on the notes during the floating interest rate period with respect to any day on which the CMS reference index is negative or 10CMS is not within the 10CMS range. Investors must be willing and able to forgo interest for significant periods of time, including possibly the entire floating interest rate period.

Beginning on the initial redemption date, an early redemption, in whole but not in part, will occur on a redemption date if and only if the output of a risk neutral valuation model on the calendar day that is 13 calendar months prior to such redemption date, based on the inputs indicated in the call feature terms, indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. Any redemption payment will be at a redemption price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date. If we call the notes, we will give you notice at least five business days before the call date specified in the notice. On or before the redemption date, we will deposit with the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. If such money is so deposited, on and after the redemption date, interest will cease to accrue on the notes (unless we default in the payment of the redemption price and accrued interest) and such notes will cease to be outstanding. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. For information regarding notices of redemption, see “Description of Debt Securities—Redemption and Repurchase of Debt Securities—Notice of Redemption” in the accompanying prospectus. All payments on the notes are subject to our credit risk.

The stated principal amount and issue price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than the issue price. We estimate that the value of each note on the pricing date will be approximately $915.00, or within $65.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the CMS reference index and 10CMS. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the CMS reference index and 10CMS, instruments based on the CMS reference index and 10CMS, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the interest rate, the CMS reference index strike and the 10CMS range, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to interest rates, the CMS reference index and 10CMS, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer

October 2023	Page 3

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 30, 2030

SOFR CMS Curve and 10CMS Linked Range Accrual Notes

spread that MS & Co. would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions and other factors.

MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.

October 2023	Page 4

Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 30, 2030

SOFR CMS Curve and 10CMS Linked Range Accrual Notes

Additional Provisions

The terms set forth in the accompanying prospectus under “Description of Debt Securities—Base Rates—CMS Rate Debt Securities” shall not apply to the notes.

CMS Reference Rates

Each of 30CMS and 10CMS is one of the market-accepted indicators of longer-term interest rates. 2CMS is one of the market-accepted indicators of shorter-term interest rates. We refer to each of 30CMS, 10CMS and 2CMS as a “CMS reference rate.”

“30CMS,” “10CMS” and “2CMS” mean that the rate for a calendar day will be the USD SOFR ICE Swap Rate with an index maturity of 30 years (in the case of 30CMS), 10 years (in the case of 10CMS) or 2 years (in the case of 2CMS), expressed as a percentage, provided by the administrator of the USD SOFR ICE Swap Rate as of approximately 11:00 a.m., New York City time (or any amended publication time specified by the administrator of the USD SOFR ICE Swap Rate in the benchmark methodology) on such calendar day; provided that, if such calendar day is not a U.S. government securities business day, the 30CMS, 10CMS or 2CMS level, as applicable, shall be the 30CMS, 10CMS or 2CMS level, as applicable, on the immediately preceding U.S. government securities business day. Reuters, Bloomberg and various other third-party sources may report the USD SOFR ICE Swap Rate. If any such reported rate differs from that as provided by the administrator of the USD SOFR ICE Swap Rate, the rate as provided by such administrator will prevail.

If that rate is subsequently corrected and provided by the administrator of the USD SOFR ICE Swap Rate to, and published by, authorized distributors of the USD SOFR ICE Swap Rate within the longer of one hour of the time when such rate is first published by authorized distributors of the USD SOFR ICE Swap Rate and the republication cut-off time for the USD SOFR ICE Swap Rate, if any, as specified by the USD SOFR ICE Swap Rate benchmark administrator in the USD SOFR ICE Swap Rate benchmark methodology, then that rate will be subject to those corrections.

“USD SOFR ICE Swap Rate” means the swap rate for a fixed-for-floating U.S. Dollar swap transaction where the floating leg references the Secured Overnight Financing Rate administered by the Federal Reserve Bank of New York (or any successor administrator) (SOFR), as provided by ICE Benchmark Administration Limited as the administrator of the benchmark (or a successor administrator). For a description of SOFR, see “Secured Overnight Financing Rate” below.

Temporary Non-Publication

If a CMS Rate for a period of the index maturity in respect of a calendar day is not published by the administrator of the CMS Rate or an authorized distributor and is not otherwise provided by the administrator of the CMS Rate by either (A) such calendar day or (B) such other date on which the CMS Rate is required, then, for such date, the calculation agent shall determine a commercially reasonable alternative for the CMS Rate, taking into account all available information that in good faith it considers relevant including, without limitation, an industry-accepted rate of interest in the over-the-counter derivatives market or for U.S. dollar-denominated floating rate notes (if any).

Notwithstanding the foregoing, if, as of any calendar day on which a CMS Rate must be determined for purposes of determining the interest rate payable on the notes, an Index Cessation Effective Date with respect to the applicable tenor of a then-current CMS Rate has occurred, the provisions set forth under “Index Cessation” below shall apply.

Index Cessation

The following provisions apply separately to each of 30CMS, 10CMS and 2CMS. However, for the avoidance of doubt, nothing shall prohibit us or our designee from making any determination, decision or election pursuant to this section entitled “Index Cessation” with respect to 30CMS, 10CMS and/or 2CMS at the same time.

If, as of any calendar day on which a CMS Rate must be determined for purposes of determining the interest rate payable on the notes, an Index Cessation Effective Date with respect to the applicable tenor of the then-current CMS Rate has occurred, then the CMS Rate in respect of each following calendar day shall thereafter be the Benchmark Replacement (including any adjustment spread calculation (which may be a positive or negative value or zero)) selected on that calendar day by the calculation agent acting in good faith and in a commercially reasonable manner. For the avoidance of doubt, following the occurrence of an Index Cessation Effective Date in respect of one or more Index Cessation Events, the selection of the Benchmark Replacement (including any adjustment spread calculation) will be a one-time process and will apply to each following calendar day.

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Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 30, 2030

SOFR CMS Curve and 10CMS Linked Range Accrual Notes

“CMS Rate” means, initially, 30CMS (in the case of 30CMS), 10CMS (in the case of 10CMS) or 2CMS (in the case of 2CMS); provided that if an Index Cessation Effective Date has occurred with respect to 30CMS, 10CMS or 2CMS, as applicable, or the then-current CMS Rate, then “CMS Rate” means the applicable Benchmark Replacement. For the avoidance of doubt, such Benchmark Replacement will replace the then-current CMS Rate for all purposes relating to the notes.

“Index Cessation Effective Date” means, in respect of the then-current CMS Rate and one or more Index Cessation Events, the first date on which the CMS Rate would ordinarily have been published or provided and is no longer published or provided. If the CMS Rate ceases to be provided on any calendar day on which a CMS Rate must be determined for purposes of determining the interest rate payable on the notes, but it was provided at the time at which it is to be observed pursuant to “CMS Reference Rates” above, then the Index Cessation Effective Date will be the next day on which the rate would ordinarily have been published or provided.

“Index Cessation Event” means, in respect of the then-current CMS Rate:

(a)	a public statement or publication of information by or on behalf of the administrator of the CMS Rate announcing that it has ceased or will cease to provide the CMS Rate permanently or indefinitely; provided that, at the time of the statement or publication, there is no successor administrator or provider, as applicable, that will continue to provide the CMS Rate; or

(b)	a public statement or publication of information by the regulatory supervisor for the administrator of the CMS Rate, the central bank for the currency of the CMS Rate, an insolvency official with jurisdiction over the administrator for the CMS Rate, a resolution authority with jurisdiction over the administrator for the CMS Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the CMS Rate, which states that the administrator of the CMS Rate has ceased or will cease to provide the CMS Rate permanently or indefinitely; provided that, at the time of the statement or publication, there is no successor administrator or provider that will continue to provide the CMS Rate.

“Benchmark Replacement” means the first alternative benchmark set forth in the order below that can be determined by the calculation agent as of the U.S. government securities business day next succeeding the relevant Index Cessation Event (or, if the Index Cessation Event occurs on a U.S. government securities business day, that U.S. government securities business day):

(a)	the alternate rate of interest that has been selected or recommended by the relevant governmental body or agency with jurisdiction over the then-current CMS Rate or the administrator thereof as the replacement for the then-current CMS Rate for the applicable index maturity; and

(b)	the alternate rate of interest that has been selected by the calculation agent as the replacement for the then-current CMS Rate for the applicable index maturity giving due consideration to any industry-accepted rate of interest as a replacement for the then-current CMS Rate for U.S. dollar-denominated floating rate notes at such time, including any alternate rate of interest recommended by the International Swaps and Derivatives Association, Inc. or any successor thereto.

In connection with the implementation of a Benchmark Replacement, we or our designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any changes (including changes to the definition of “interest payment period,” timing and frequency of determining rates and making payments of interest, and other administrative matters) that the calculation agent determines may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the calculation agent determines that adoption of any portion of such market practice is not administratively feasible or if the calculation agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the calculation agent determines is reasonably necessary).

Decisions and Determinations

Any determination, decision or election that may be made by us or our designee or the calculation agent pursuant to this section entitled “Additional Provisions,” including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding absent manifest error;

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Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 30, 2030

SOFR CMS Curve and 10CMS Linked Range Accrual Notes

•	will be made in such person’s sole discretion; and

•	notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from the holders of the notes or any other party.

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Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 30, 2030

SOFR CMS Curve and 10CMS Linked Range Accrual Notes

Secured Overnight Financing Rate

As further described above, each of 30CMS, 10CMS and 2CMS is determined by reference to SOFR.

The Secured Overnight Financing Rate (“SOFR”) is published by the New York Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities. The New York Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate and bilateral Treasury repurchase agreement (repo) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of the Depository Trust and Clearing Corporation (“DTCC”), and SOFR is filtered by the New York Federal Reserve to remove some (but not all) of the foregoing transactions considered to be “specials.” According to the New York Federal Reserve, “specials” are repos for specific-issue collateral, which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The New York Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The New York Federal Reserve also notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

If data for a given market segment were unavailable for any day, then the most recently available data for that segment would be utilized, with the rates on each transaction from that day adjusted to account for any change in the level of market rates in that segment over the intervening period. SOFR would be calculated from this adjusted prior day’s data for segments where current data were unavailable, and unadjusted data for any segments where data were available. To determine the change in the level of market rates over the intervening period for the missing market segment, the New York Federal Reserve would use information collected through a daily survey conducted by its Trading Desk of primary dealers’ repo borrowing activity. Such daily survey would include information reported by Morgan Stanley & Co. LLC, a wholly owned subsidiary of Morgan Stanley, as a primary dealer.

The New York Federal Reserve notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the New York Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice.

Each U.S. Government Securities Business Day, the New York Federal Reserve publishes SOFR on its website at approximately 8:00 a.m., New York City time. If errors are discovered in the transaction data provided by The Bank of New York Mellon or DTCC Solutions LLC, or in the calculation process, subsequent to the initial publication of SOFR but on that same day, SOFR and the accompanying summary statistics may be republished at approximately 2:30 p.m., New York City time. Additionally, if transaction data from The Bank of New York Mellon or DTCC Solutions LLC had previously not been available in time for publication, but became available later in the day, the affected rate or rates may be republished at around this time. Rate revisions will only be effected on the same day as initial publication and will only be republished if the change in the rate exceeds one basis point. Any time a rate is revised, a footnote to the New York Federal Reserve’s publication would indicate the revision. This revision threshold will be reviewed periodically by the New York Federal Reserve and may be changed based on market conditions.

Because SOFR is published by the New York Federal Reserve based on data received from other sources, we have no control over its determination, calculation or publication. See “Risk Factors” below.

The information contained in this section “Secured Overnight Financing Rate” is based upon the New York Federal Reserve’s Website and other U.S. government sources.

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Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 30, 2030

SOFR CMS Curve and 10CMS Linked Range Accrual Notes

How the Notes Work

How to calculate interest payments during the floating interest rate period:

The table below presents examples of hypothetical interest rates at which interest would accrue on the notes during any quarter in the floating interest rate period based on the total number of calendar days in a quarterly interest payment period on which each of the following conditions are met: (a) 30CMS is greater than or equal to 2CMS and (b) 10CMS is within the 10CMS range. The table assumes that the interest payment period contains 90 calendar days.

The example below is for purposes of illustration only and would provide different results if different assumptions were made. The actual quarterly interest payments will depend on the actual number of calendar days in each interest payment period and the actual levels of the CMS reference index and 10CMS on each day. The applicable interest rate for each quarterly interest payment period will be determined on a per-annum basis but will apply only to that interest payment period.

N	Annualized Rate of Interest Paid
0	0.000%
15	1.667%
30	3.333%
45	5.000%
60	6.667%
75	8.333%
90	10.000%

Beginning October 30, 2025, it is possible that you could receive little or no interest on the notes. If, on any calendar day during the floating interest rate period, (i) the CMS reference index is less than the CMS reference index strike or (ii) 10CMS is not within the 10CMS range, interest will accrue at a rate of 0.00% per annum for that day.

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Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 30, 2030

SOFR CMS Curve and 10CMS Linked Range Accrual Notes

Historical Information

The CMS Reference Index

The following graph sets forth the historical difference between 30CMS and 2CMS as published by ICE Benchmark Administration Limited for the period from November 18, 2021 (the first day on which the CMS reference rates were reported by Bloomberg Financial Markets) to October 11, 2023. The historical difference between 30CMS and 2CMS should not be taken as an indication of the future performance of the CMS reference index. We cannot give you any assurance that the level of the CMS reference index will be greater than or equal to zero on any day during the floating interest rate period. We obtained the information in the graph below from Bloomberg Financial Markets (“USISSO30 Index” and “USISSO02 Index”), without independent verification.

*The bold line in the graph indicates the CMS reference index strike of 0.00%.

You should note that publication of each of 30CMS and 2CMS began on November 8, 2021 and each CMS reference rate therefore has a very limited history. Among other things, each of the CMS reference rates may not increase or decrease over the term of the notes in accordance with the trends depicted in the graph above and the size and frequency of any fluctuations in the CMS reference rates over the term of the notes, which we refer to as volatility, may be significantly different from the volatility of the CMS reference rates depicted in the graph above. See “Risk Factors—Risks Relating to the CMS Reference Rates—The USD SOFR ICE Swap Rate has a very limited history; the future performance of the USD SOFR ICE Swap Rate cannot be predicted based on historical performance.”

The historical performance shown above is not indicative of future performance. The CMS reference index level may be negative during the floating interest rate period and, moreover, the level of the CMS reference index has in the past been, and may in the future be, negative. During the floating interest rate period, you will not receive interest for any day on which the CMS reference index is negative.

Moreover, during the floating interest rate period, even if the CMS reference index is greater than or equal to zero on any day, if 10CMS is not within the 10CMS range on that day, you still will not receive any interest for that day.

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Morgan Stanley Finance LLC

Fixed to Floating Rate Callable Notes due October 30, 2030

SOFR CMS Curve and 10CMS Linked Range Accrual Notes

10CMS

The following graph sets forth the historical percentage levels of 10CMS as published by ICE Benchmark Administration Limited for the period from November 18, 2021 (the first day on which the CMS reference rate was reported by Bloomberg Financial Markets) to October 11, 2023. The historical levels of 10CMS should not be taken as an indication of its future performance. We cannot give you any assurance that the level of 10CMS will be within the 10CMS range on any day during the floating interest rate period. We obtained the information in the graph below from Bloomberg Financial Markets (“USISSO10 Index”), without independent verification.

You should note that publication of 10CMS began on November 8, 2021 and it therefore has a very limited history. Among other things, 10CMS may not increase or decrease over the term of the notes in accordance with the trends depicted in the graph above and the size and frequency of any fluctuations in 10CMS over the term of the notes, which we refer to as volatility, may be significantly different from the volatility of 10CMS depicted in the graph above. See “Risk Factors—Risks Relating to the CMS Reference Rates—The USD SOFR ICE Swap Rate has a very limited history; the future performance of the USD SOFR ICE Swap Rate cannot be predicted based on historical performance.”

The historical performance shown above is not indicative of future performance. 10CMS may in the future be less than zero or greater than 5.00% for extended periods of time. During the floating interest rate period, you will not receive interest for any day on which 10CMS is not within the 10CMS range.

Moreover, during the floating interest rate period, even if 10CMS is within the 10CMS range on any day, if the CMS reference index is less than zero on that day, you still will not receive any interest for that day.

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Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. This section describes the material risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and prospectus. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of the notes in light of their particular circumstances.

Risks Relating to an Investment in the Notes

▪	The notes have early redemption risk. Beginning on the initial redemption date, an early redemption, in whole but not in part, will occur on a redemption date if and only if the output of a risk neutral valuation model on the calendar day that is 13 calendar months prior to such redemption date, based on the inputs indicated in the call feature terms, indicates that redeeming on such date is economically rational for us as compared to not redeeming on such date. In accordance with the risk neutral valuation model determination noted herein, it is more likely that the issuer will redeem the notes prior to their stated maturity date to the extent that the interest payable on the notes is greater than the interest that would be payable on other instruments of the issuer of a comparable maturity, of comparable terms and of a comparable credit rating trading in the market. If the notes are redeemed prior to their stated maturity date, you will receive no further interest payments on the redeemed notes and may have to re-invest the proceeds in a lower interest rate environment.

▪	During the floating interest rate period, interest will not accrue on the notes unless each of the conditions on the CMS reference index as well as on 10CMS are met. During the floating interest rate period, interest will accrue on the notes only for days on which each of the following conditions are met: (a) the CMS reference index is greater than or equal to the CMS reference index strike of 0% and (b) 10CMS is within the 10CMS range. If, on any calendar day, the CMS reference index is negative or if 10CMS is not within the 10CMS range, no interest will accrue on the notes for that day.

▪	If there are no accrual days in any interest payment period during the floating interest rate period, we will not pay any interest on the notes for that interest payment period and the market value of the notes may decrease significantly. It is possible that the level of the CMS reference index will be less than the CMS reference index strike or that 10CMS will not be within the 10CMS range for so many days during any quarterly interest payment period during the floating interest rate period that the interest payment for that quarterly interest payment period will be less than the amount that would be paid on an ordinary debt security and may be zero. In addition, to the extent that the level of the CMS reference index is less than the CMS reference index strike or that 10CMS is not within the 10CMS range during the floating interest rate period, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes at such time.

▪	For purposes of determining the CMS reference index level and the level of 10CMS, the level of any CMS reference rate for any day from and including the fifth U.S. government securities business day prior to the interest payment date of an interest payment period during the floating interest rate period shall be the level of such CMS reference rate on such fifth day. Because the level of any CMS reference rate for any day from and including the fifth U.S. government securities business day prior to the interest payment date of an interest payment period during the floating interest rate period shall be the level of such CMS reference rate on such fifth day, if on such fifth day the CMS reference index is less than the CMS reference index strike, or 10CMS is not within the 10CMS range, you will not receive any interest in respect of any days on or after that fifth business day to but excluding the interest payment date even

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if any of those days would have been an accrual day were the levels of the CMS reference index and 10CMS determined based on the actual CMS reference rates on such day.

▪	The historical performance of the CMS reference index and 10CMS are not an indication of future performance. The historical performance of the CMS reference index and 10CMS should not be taken as an indications of their future performance during the term of the notes. Changes in the levels of the CMS reference index and 10CMS will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall. When the CMS reference index is greater than or equal to the CMS reference index strike on any day, 10CMS might not be within the 10CMS range; and when 10CMS is within the 10CMS range on any day, the CMS reference index might be less than the CMS reference index strike. There can be no assurance that on any day during the floating interest rate period the CMS reference index will be greater than or equal to the CMS reference index strike and 10CMS will be within the 10CMS range so that interest will accrue for such day.

▪	Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes. Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates, on redemption dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

▪	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

▪	The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the levels of the CMS reference rates, (ii) volatility of the levels of the CMS reference rates, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads and (v) time remaining to maturity. Generally, the longer the time remaining to maturity and the more tailored the exposure, the more the market price of the notes will be affected by the other factors described in the preceding sentence. This can lead to significant adverse changes in the market price of securities like the notes. Depending on the actual or anticipated levels of the CMS reference rates and interest and yield rates, the market value of the notes is expected to decrease and you may receive substantially less than 100% of the issue price if you are able to sell your notes prior to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type, the costs of unwinding the related hedging transactions as well as other factors.

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The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

▪	The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Moreover, in accordance with the risk neutral valuation model determination noted herein, it is less likely that the issuer will redeem the notes prior to their stated maturity date to the extent that the interest payable on the notes is less than the interest that would be payable on other instruments of the issuer of a comparable maturity trading in the market. Accordingly, you should be willing to hold your notes to maturity.

▪	Morgan Stanley & Co. LLC, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, has determined the estimated value on the pricing date. MS & Co. has determined the estimated value of the notes on the pricing date.

▪	Our affiliates may publish research that could affect the market value of the notes. They also expect to hedge the issuer’s obligations under the notes. One or more of our affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or SOFR or any of the CMS reference rates specifically. This research is modified from time to time without notice to you and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes. In addition, our affiliates expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, (or, if applicable, we or our designee) will make determinations with respect to the notes. The calculation agent will make certain determinations with respect to the notes as further described herein and in the accompanying prospectus. In addition, if a CMS Rate is not published for any day with respect to which the level of such rate must be determined during the term of the notes or if an Index Cessation Effective Date has occurred, the calculation agent and we or our designee will make certain determinations with respect to the notes in such person’s sole discretion as further described under “Additional Provisions.” Any of these determinations may adversely affect the payout to investors. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to a CMS reference rate or any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the payout to you on the notes. For further information regarding these types of determinations, see “Additional Provisions” above.

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Risks Relating to the CMS Reference Rates

▪	The CMS reference index level and the level of 10CMS will be affected by a number of factors. A number of factors can affect (i) the CMS reference index level by causing changes in the relative values of 30CMS and 2CMS and (ii) the level of 10CMS, including, but not limited to:

▪	supply and demand for overnight U.S. Treasury repurchase agreements;

▪	trading and liquidity in the market for SOFR-based swaps and in the market for SOFR-linked financial contracts more generally;

▪	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the CMS reference rates;

▪	prevailing interest rates: each of the CMS reference rates is subject to daily fluctuations depending on prevailing interest rates in the market generally; and

▪	policies of the Federal Reserve Board regarding interest rates.

These and other factors may have a negative impact on the amount of interest payable on the notes during the floating interest rate period and on the value of the notes prior to maturity.

▪	The CMS reference rates may be volatile. Each of the CMS reference rates is subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to:

▪	sentiment regarding the U.S. and global economies;

▪	expectations regarding the level of price inflation;

▪	sentiment regarding credit quality in the U.S. and global credit markets;

▪	central bank policy regarding interest rates; and

▪	performance of capital markets.

Volatility of the CMS reference rates may adversely affect your return on the notes.

▪	The USD SOFR ICE Swap Rate has a very limited history; the future performance of the USD SOFR ICE Swap Rate cannot be predicted based on historical performance. You should note that publication of the USD SOFR ICE Swap Rate began on November 8, 2021 and it therefore has a very limited history. In addition, the future performance of the USD SOFR ICE Swap Rate cannot be predicted based on the limited historical performance. The level of the USD SOFR ICE Swap Rate during the term of the notes may bear little or no relation to the historical level of the USD SOFR ICE Swap Rate. Prior observed patterns, if any, in the behavior of market variables and their relation to the USD SOFR ICE Swap Rate, such as correlations, may change in the future. The future performance of the USD SOFR ICE Swap Rate is impossible to predict and therefore no future performance of the USD SOFR ICE Swap Rate or the notes may be inferred from any historical performance. Historical performance data are not indicative of, and have no bearing on, the potential performance of the USD SOFR ICE Swap Rate or the notes. Changes in the levels of the USD SOFR ICE Swap Rate will affect the return on the notes and the trading price of such notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the USD SOFR ICE Swap Rate will be positive.

In addition, you should note that, at times prior to the cessation of its publication, the USD LIBOR ICE Swap Rate was not published on a significant number of scheduled publication days. It is possible that non-publication of the USD SOFR ICE Swap Rate may also occur in the future on some or a significant number of scheduled publication days. For example, if the relatively new market for SOFR-based swaps is not sufficiently liquid, ICE Benchmark Administration Limited may be unable to calculate and publish the USD SOFR ICE Swap Rate, which could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes. See “Risk Factors—Risks Relating to an Investment in the Notes—The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, (or, if applicable, we or our designee) will make determinations with respect to the notes.”

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▪	The composition and characteristics of the USD SOFR ICE Swap Rate are not the same as those of the USD LIBOR ICE Swap Rate and there is no guarantee that the USD SOFR ICE Swap Rate will be a comparable substitute for the USD LIBOR ICE Swap Rate. The administrator of the USD SOFR ICE Swap Rate, ICE Benchmark Administration Limited, launched the USD SOFR ICE Swap Rate to help the U.S. dollar derivatives market in its transition from LIBOR to SOFR. Publication of the USD LIBOR ICE Swap Rate ceased immediately after publication on June 30, 2023. The USD SOFR ICE Swap Rate is and the USD LIBOR ICE Swap Rate was determined by reference to interest rate swaps that reference a specified floating rate. However, the composition and characteristics of SOFR are not the same as those of LIBOR. SOFR is a broad Treasury repo financing rate that represents overnight secured funding transactions. This means that SOFR is fundamentally different from LIBOR for two key reasons. First, SOFR is a secured rate, while LIBOR was an unsecured rate. Second, SOFR is an overnight rate (with the USD SOFR ICE Swap Rate determined by reference to such rate compounded in arrears for twelve months), while LIBOR represented interbank funding over different maturities. As a result, there can be no assurance that SOFR will perform in the same way as LIBOR would have at any time, including, without limitation, as a result of changes in interest and yield rates in the market, market volatility or global, national or regional economic, financial, political, regulatory, judicial or other events. For example, since publication of SOFR began on April 3, 2018, daily changes in SOFR have, on occasion, been more volatile than daily changes in comparable benchmark or other market rates. Consequently, there can be no assurance that the USD SOFR ICE Swap Rate will perform in the same way as the USD LIBOR Swap Rate would have at any time.

▪	The secondary trading market for notes linked to the USD SOFR ICE Swap Rate may be limited. Since the USD SOFR ICE Swap Rate is a new market rate, the notes will likely have no established trading market when issued and an established trading market may never develop or may not be very liquid. Market terms for debt securities linked to the USD SOFR ICE Swap Rate (such as the notes), such as the spread, may evolve over time and, as a result, trading prices of the notes may be lower than those of later-issued debt securities that are linked to the USD SOFR ICE Swap Rate. Similarly, if the USD SOFR ICE Swap Rate does not prove to be widely used in debt securities similar to the notes, the trading price of the notes may be lower than that of debt securities linked to rates that are more widely used. Investors in the notes may not be able to sell such notes at all or may not be able to sell such notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market. Further, investors wishing to sell the notes during the floating interest rate period in the secondary market will have to make assumptions as to the future performance of the USD SOFR ICE Swap Rate during the interest payment period in which they intend the sale to take place. As a result, investors may suffer from increased pricing volatility and market risk.

▪	The administrator of the USD SOFR ICE Swap Rate may make changes that could change the value of the USD SOFR ICE Swap Rate or discontinue the USD SOFR ICE Swap Rate and has no obligation to consider your interests in doing so. ICE Benchmark Administration Limited (or a successor), as administrator of the USD SOFR ICE Swap Rate, may make methodological or other changes that could change the value of the USD SOFR ICE Swap Rate, including changes related to the method by which the USD SOFR ICE Swap Rate is calculated, eligibility criteria applicable to the transactions used to calculate the USD SOFR ICE Swap Rate, or timing related to the publication of the USD SOFR ICE Swap Rate. In addition, the administrator may alter, discontinue or suspend calculation or dissemination of the USD SOFR ICE Swap Rate. The administrator has no obligation to consider your interests in calculating, adjusting, converting, revising or discontinuing the USD SOFR ICE Swap Rate. See “Risk Factors—Risks Relating to an Investment in the Notes—The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, (or, if applicable, we or our designee) will make determinations with respect to the notes.”

▪	In the event of an Index Cessation Effective Date with respect to either CMS reference rate, there is no guarantee that any Benchmark Replacement will be a comparable substitute for the then-current CMS Rate. With respect to each CMS reference rate, if, as of any day on which a CMS Rate must be determined for purposes of determining the interest rate payable on the notes, an Index Cessation Effective Date has occurred with respect to the applicable tenor of the then-current CMS Rate and one or more Index Cessation Events, then the interest rate on the notes during the floating interest rate period will no longer be determined by reference to the then-current CMS Rate, but instead will be determined by reference to a different rate, which will be a different benchmark than the then-current CMS Rate, plus a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under “Additional Provisions—Index Cessation” above. In such a case, in the first instance, the interest rate on the notes during the floating interest rate period will be determined based on the alternate rate of interest that has been selected or recommended by the relevant governmental body or agency with jurisdiction over the then-current CMS Rate or the administrator thereof as the replacement for the then-current CMS Rate for the applicable index maturity. There can be no assurance that such a rate

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will be selected or recommended by the relevant governmental body or agency. If such a Benchmark Replacement cannot be determined, then the interest rate on the notes during the floating interest rate period will be determined based on the alternate rate of interest that has been selected by the calculation agent giving due consideration to any industry-accepted rate of interest as a replacement for the then-current CMS Rate for U.S. dollar-denominated floating rate notes at such time. No market consensus exists as to what rate or rates may become industry-accepted replacements for any CMS Rate.

In addition, the terms of the notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes with respect to, among other things, changes to the definition of “interest payment period,” timing and frequency of determining rates and making payments of interest, and other administrative matters. The selection of a Benchmark Replacement, the calculation of the interest rate on the notes during the floating interest rate period by reference to a Benchmark Replacement (including any adjustment spread calculation), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the notes in connection with an Index Cessation Effective Date could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes.

Any determination, decision or election that may be made by the calculation agent or us or our designee described above will be made in such person’s sole discretion.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of the then-current CMS Rate, the Benchmark Replacement will not be the economic equivalent of the then-current CMS Rate, there can be no assurance that the Benchmark Replacement will perform in the same way as the then-current CMS Rate would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for the then-current CMS Rate (each of which means that an Index Cessation Effective Date could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement cannot be predicted based on historical performance, (iv) the secondary trading market for notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so. Moreover, following the occurrence of an Index Cessation Effective Date in respect of one or more Index Cessation Events with respect to a CMS reference rate, the selection of the Benchmark Replacement (including any adjustment spread calculation) for such CMS reference rate will be a one-time process and will apply to each following calendar day. As a result, there is no guarantee that the interest rate on the notes during the floating interest rate period at any time following the occurrence of an Index Cessation Effective Date with respect to a CMS reference rate will equal the interest rate that would have been payable if such Index Cessation Effective Date had not occurred, which could adversely affect the value of the notes, the return on the notes and the price at which you can sell such notes.

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Use of Proceeds and Hedging

The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the notes borne by you and described beginning on page 3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the notes.

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $ for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will not receive a sales commission with respect to such notes.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes such that for each note the estimated value on the pricing date will be no lower than the minimum level described in “The Notes” on page 3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Acceleration Amount in Case of an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per note upon any acceleration of the notes shall be an amount in cash equal to the stated principal amount plus accrued and unpaid interest.

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Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders— Notes— Contingent Payment Notes.” Under this treatment, U.S. taxable investors generally would be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally would be treated as ordinary income.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax Considerations,” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

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